Exhibit 99
[LOGO]
NEWS
KADANT
AN ACCENT ON INNOVATION
One Technology Park Drive
Westford, MA 01886

Investor contact: Thomas M. O’Brien, 978-776-2000
Media contact: Wes Martz, 269-278-1715

Kadant Reports 2011 Fourth Quarter and Full-Year Results
Record Quarterly Revenues and EPS
Provides Financial Guidance for 2012

WESTFORD, Mass., February 22, 2012 – Kadant Inc. (NYSE:KAI) reported its financial results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter and Full-Year 2011 Financial Highlights

•
Record GAAP diluted earnings per share (EPS) from continuing operations was $0.90 in the fourth quarter of 2011, including restructuring costs and a benefit from discrete tax items, compared to $0.41 in the fourth quarter of 2010. For the full year, GAAP diluted EPS was $2.74, compared to $1.48 in 2010.

•	Adjusted diluted EPS was $0.59 in the fourth quarter and $2.10 for the year, up 40% and 49%, respectively, over the corresponding prior periods.

•	Revenues were a record $97 million in the quarter, increasing 32% over the fourth quarter of 2010.

•	Operating income was $9 million in the fourth quarter of 2011, up 36% over the prior period, and a record $39 million for the full-year 2011, up 55% over 2010.

•	Cash flow from continuing operations was $15 million in the fourth quarter of 2011, one of the highest quarterly performances in the Company’s history.

•	Repurchases of common stock were $7 million in the fourth quarter of 2011 and $16 million for full-year 2011.

Adjusted diluted EPS is a non-GAAP measure that excludes certain items as detailed later in this press release under the heading “Use of Non-GAAP Financial Measures” and in the reconciliation tables below.

Management Commentary

“Our financial performance in 2011 was outstanding and ended with one of the best quarters in our Company’s history,” said Jonathan W. Painter, president and chief executive officer of Kadant. “Diluted EPS from continuing operations was a record $0.90 in the fourth quarter of 2011 compared to last year’s $0.41. Excluding restructuring costs and a benefit from discrete tax items, adjusted diluted EPS was $0.59 in the fourth quarter of 2011, increasing 40 percent over last year’s $0.42. This compares to our GAAP guidance of $0.56 to $0.58 for the quarter.

“Revenues in the fourth quarter of 2011 were a record $97 million, up 32 percent over last year, and exceeded our guidance of $92 to $94 million largely due to higher stock-preparation revenues. Encouragingly, we saw significant increases in all our major product lines with the exception of doctoring. In our stock-preparation product line, revenues were up 49 percent compared to the fourth quarter of 2010, and included particularly strong capital revenues in both North America and China. Fluid-handling revenues in the fourth quarter of 2011 were $28 million, up 31 percent over last year, the highest quarterly performance since we acquired this business in 2005.

“Adjusted EBITDA was $11.5 million in the fourth quarter of 2011, 32 percent higher than the fourth quarter of 2010. For the full year 2011, adjusted EBITDA was $45 million, or a record 13.3 percent of revenues, and increased 44 percent from $31 million in 2010.

“Further, we had another excellent quarter in operating cash flows. Cash flows from continuing operations were $15 million in the fourth quarter of 2011, one of the highest performances we’ve ever achieved. Moreover, for the full year 2011, cash flows were $34 million, up 22 percent over a solid performance in 2010. We ended the quarter with $48 million in cash and our net cash position, that is, cash less debt, was $35 million, up $5 million from the third quarter of 2011, despite having purchased $7 million of our common stock in the fourth quarter. For the full year 2011, we purchased $16 million in common stock, which represented approximately 748,000 shares at an average purchase price of $21.52 per share.”

Fourth Quarter 2011

Kadant reported record revenues from continuing operations of $97.0 million in the fourth quarter of 2011, an increase of $23.7 million, or 32 percent, compared with $73.3 million in the fourth quarter of 2010. Revenues for the fourth quarter of 2011 included $1.1 million from acquisitions and a $0.2 million increase from foreign currency translation compared to the fourth quarter of 2010. Operating income from continuing operations was $9.1 million in the fourth quarter of 2011, including a $0.4 million restructuring charge, compared to $6.7 million in the fourth quarter of 2010, including a $0.1 million restructuring charge.

Net income from continuing operations was a record $10.7 million in the fourth quarter of 2011, or $0.90 per diluted share, compared to $5.1 million, or $0.41 per diluted share, in the fourth quarter of 2010. Net income from continuing operations in the fourth quarter of 2011 included a $4.1 million, or $0.34 per diluted share, benefit from discrete tax items and a $0.4 million, or $0.03 per diluted share, after-tax restructuring charge. Income from the discontinued operation was $1.1 million, or $0.10 per diluted share, primarily due to tax benefits associated with the reversal of a valuation allowance. Net income from continuing operations in the fourth quarter of 2010 included a $0.1 million, or $0.01 per diluted share, after-tax restructuring charge. Adjusted net income, a non-GAAP measure, was $7.0 million, or $0.59 per diluted share, in the fourth quarter of 2011, increasing 35 percent compared to $5.2 million, or $0.42 per diluted share, in the fourth quarter of 2010.

	Three Months Ended Dec. 31, 2011		Three Months Ended Jan. 1, 2011
Adjusted Net Income and Adjusted Diluted EPS Reconciliation (non-GAAP)	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net Income and Diluted EPS Attributable to Kadant, as reported	$11.8	$1.00	$5.2	$0.42
Income from discontinued operation	(1.1)	(0.10)	(0.1)	(0.01)
Income and Diluted EPS from Continuing Operations, as reported	10.7	0.90	5.1	0.41
Adjustments for the following:
Restructuring costs	0.4	0.03	0.1	0.01
Benefit from discrete tax items	(4.1)	(0.34)	-	-
Adjusted Net Income and Adjusted Diluted EPS	$7.0	$0.59	$5.2	$0.42

Full-Year 2011

For full-year 2011, Kadant reported revenues from continuing operations of $335.5 million, an increase of $65.5 million, or 24 percent, compared with $270.0 million in 2010. Revenues for 2011 included $2.9 million from acquisitions and a $9.8 million increase from foreign currency translation. Operating income from continuing operations was a record $38.7 million in 2011, including a $1.9 million gain, net of restructuring costs, compared to $24.9 million in 2010, including a $1.0 million gain, net of restructuring costs.

Net income from continuing operations was a record $33.6 million in 2011, or $2.74 per diluted share, compared to $18.4 million, or $1.48 per diluted share, in 2010. Net income from continuing operations in 2011 included a $6.2 million, or $0.51 per diluted share, benefit from discrete tax items and a $1.7 million, or $0.13 per diluted share, after-tax gain, net of restructuring costs. Net income from continuing operations in 2010 included a $0.9 million, or $0.07 per diluted share, after-tax gain, net of restructuring costs. Adjusted net income, a non-GAAP measure, was a record $25.7 million or $2.10 per diluted share in 2011, increasing 47 percent compared to $17.5 million, or $1.41 per diluted share, in 2010.

	Twelve Months Ended Dec. 31, 2011		Twelve Months Ended Jan. 1, 2011
Adjusted Net Income and Adjusted Diluted EPS Reconciliation (non-GAAP)	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net Income and Diluted EPS Attributable to Kadant, as reported	$33.6	$2.74	$18.5	$1.48
Loss (income) from discontinued operation	-	-	(0.1)	-
Income and Diluted EPS from Continuing Operations, as reported	33.6	2.74	18.4	1.48
Adjustments for the following:
Restructuring costs and other income, net	(1.7)	(0.13)	(0.9)	(0.07)
Benefit from discrete tax items	(6.2)	(0.51)	-	-
Adjusted Net Income and Adjusted Diluted EPS	$25.7	$2.10	$17.5	$1.41

Guidance

“We ended the quarter with a healthy backlog position of $108 million, 14 percent higher than the backlog at the end of 2010,” Jonathan W. Painter continued. “However, our bookings of $79 million in the fourth quarter of 2011 were at the lowest quarterly level of the year. Although we see good project activity to start 2012 in some of our markets, we are concerned about the macroeconomic environment, particularly in Europe and China, where we have seen softening of demand in some product lines. As a result, we expect to achieve GAAP diluted EPS from continuing operations of $1.95 to $2.05 in 2012 on revenues of $330 to $340 million. Our full-year diluted EPS guidance includes an unfavorable effect of $0.06 from the stronger U.S. dollar and $0.06 from a higher effective tax rate compared to 2011. For the first quarter of 2012, we expect to achieve diluted EPS from continuing operations of $0.41 to $0.43 on revenues of $82 to $84 million.”

Conference Call

Kadant will hold a webcast with a slide presentation for investors on Thursday, February 23, 2012, at 11 a.m. eastern time to discuss its fourth quarter and full-year performance, as well as future expectations. To view the webcast, go to www.kadant.com and click on the “Investors” tab. To listen to the webcast via teleconference, call 866-804-6926 within the U.S., or +1-857-350-1672 outside the U.S. and reference participant passcode 83375884. Prior to the call, our earnings release and the slides used in the webcast presentation will be filed with the Securities and Exchange Commission and will be available at www.sec.gov. An archive of the webcast presentation will be available on our Web site until March 23, 2012.

Shortly after the webcast, Kadant will post its updated general investor presentation incorporating the fourth quarter and full-year results on its Web site at www.kadant.com under the “Investors” tab.

Use of Non-GAAP Financial Measures

        In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including increases or decreases in revenues excluding the effect of foreign currency translation, adjusted operating income, adjusted net income, adjusted diluted EPS, and adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA).

We present increases or decreases in revenues excluding the effect of foreign currency translation to provide investors insight into underlying revenue trends. In addition, we exclude from certain financial measures restructuring costs and certain gains and losses to give investors additional insight into our quarterly and annual operating performance, especially when compared to quarters in which such items had greater or lesser effect, or no effect. In addition, these items are excluded as they are either isolated or cannot be expected to occur again with any regularity or predictability and we believe are not indicative of our normal operating results.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business, operating results, or future outlook. We believe that the inclusion of such measures helps investors to gain a better understanding of our underlying operating performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts and to the performance of our competitors. Such measures are also used by us in our financial and operating decision-making and for compensation purposes. We also believe this information is responsive to investors' requests and gives them an additional measure of our performance.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies.

Adjusted diluted EPS in the three-month and twelve-month periods ended December 31, 2011 and January 1, 2011 was calculated using the reported weighted average diluted shares for each period.

Adjusted net income and adjusted diluted EPS exclude:

•
Restructuring costs of $0.4 million and $0.1 million in the fourth quarter of 2011 and 2010, respectively, and other income, net, of $1.7 million and $0.9 million in the twelve-month periods ended December 31, 2011 and January 1, 2011, respectively. Other income, net, includes gains on the sale of assets of $2.0 million, net of tax of $0.3 million, and restructuring costs of $0.3 million, net of tax of $0.1 million, in the twelve-month period ended December 31, 2011. Other income, net, includes gains on the sale of assets and pension curtailment of $1.1 million, net of tax of $0.2 million, and restructuring costs of $0.2 million, net of tax of $0.1 million, in the twelve-month period ended January 1, 2011. We believe that the restructuring costs and other income are not indicative of our core operating results and not comparable to other periods, which have differing levels of incremental costs and other income or none at all.

•
A benefit from discrete tax items of $4.1 million and $6.2 million, in the three-month and twelve-month periods ended December 31, 2011, respectively. These tax benefits were primarily due to the reversal of valuation allowances on certain deferred tax assets in the U.S. and China. We believe that these tax benefits are not comparable to other periods, which may have differing levels of discrete tax items or none at all.

Adjusted EBITDA and adjusted operating income exclude pre-tax restructuring costs of $0.4 million and $0.1 million in the three-month periods ended December 31, 2011 and January 1, 2011, respectively. Adjusted EBITDA and adjusted operating income exclude pre-tax gains of $2.3 million and $1.3 million, net of restructuring costs of $0.4 million and $0.3 million, in the twelve-month periods ended December 31, 2011 and January 1, 2011, respectively. These items are excluded as they are not indicative of our core operating results and not comparable to other periods, which have differing levels of incremental costs or other income or none at all.

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in this press release.

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Financial Highlights (unaudited)
(In thousands, except per share amounts and percentages)

	Three Months Ended		Twelve Months Ended
Consolidated Statement of Income	Dec. 31, 2011	Jan. 1, 2011	Dec. 31, 2011	Jan. 1, 2011

Revenues	$96,965	$73,256	$335,460	$270,029

Costs and Operating Expenses:
Cost of revenues	59,562	42,176	190,247	151,604
Selling, general, and administrative expenses	26,286	22,942	102,660	89,212
Research and development expenses	1,594	1,365	5,717	5,269
Restructuring costs and other income, net (a)	408	66	(1,874)	(1,005)
	87,850	66,549	296,750	245,080

Operating Income	9,115	6,707	38,710	24,949
Interest Income	156	90	499	214
Interest Expense	(256)	(307)	(1,066)	(1,315)

Income from Continuing Operations before Income Taxes	9,015	6,490	38,143	23,848

Income Tax (Benefit) Provision	(1,689)	1,334	4,285	5,198

Income from Continuing Operations	10,704	5,156	33,858	18,650

Income (Loss) from Discontinued Operation, Net of Tax (b)	1,156	112	(9)	98

Net Income	11,860	5,268	33,849	18,748

Net Income Attributable to Noncontrolling Interest	(28)	(89)	(274)	(241)

Net Income Attributable to Kadant	$11,832	$5,179	$33,575	$18,507

Amounts Attributable to Kadant:
Income from Continuing Operations	$10,676	$5,067	$33,584	$18,409
Income (Loss) from Discontinued Operation, Net of Tax (b)	1,156	112	(9)	98
Net Income Attributable to Kadant	$11,832	$5,179	$33,575	$18,507

Earnings per Share from Continuing Operations
Attributable to Kadant:
Basic	$0.91	$0.42	$2.77	$1.49
Diluted	$0.90	$0.41	$2.74	$1.48

Earnings per Share Attributable to Kadant:
Basic	$1.01	$0.42	$2.77	$1.50
Diluted	$1.00	$0.42	$2.74	$1.48

Weighted Average Shares:
Basic	11,751	12,186	12,124	12,339

Diluted	11,884	12,335	12,261	12,466

				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Revenues by Product Line	Dec. 31, 2011	Jan. 1, 2011	(Decrease)	Translation (c,d)

Stock-Preparation	$43,240	$28,928	$14,312	$13,728
Fluid-Handling	28,204	21,570	6,634	6,710
Doctoring	13,504	13,812	(308)	(165)
Water-Management	9,202	6,584	2,618	2,721
Other	677	603	74	142

Papermaking Systems Segment	94,827	71,497	23,330	23,136
Fiber-based Products	2,138	1,759	379	379

	$96,965	$73,256	$23,709	$23,515

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				Increase
				Excluding Effect
	Twelve Months Ended			of Currency
	Dec. 31, 2011	Jan. 1, 2011	Increase	Translation (c,d)

Stock-Preparation	$131,914	$95,542	$36,372	$32,349
Fluid-Handling	100,618	83,302	17,316	13,530
Doctoring	55,278	51,290	3,988	2,722
Water-Management	34,465	28,570	5,895	5,258
Other	2,590	2,484	106	67

Papermaking Systems Segment	324,865	261,188	63,677	53,926
Fiber-based Products	10,595	8,841	1,754	1,754

	$335,460	$270,029	$65,431	$55,680

				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Sequential Revenues by Product Line	Dec. 31, 2011	Oct. 1, 2011	(Decrease)	Translation (c,d)

Stock-Preparation	$43,240	$33,031	$10,209	$10,302
Fluid-Handling	28,204	25,310	2,894	3,136
Doctoring	13,504	14,017	(513)	(154)
Water-Management	9,202	9,933	(731)	(510)
Other	677	592	85	163

Papermaking Systems Segment	94,827	82,883	11,944	12,937
Fiber-based Products	2,138	1,475	663	663

	$96,965	$84,358	$12,607	$13,600

				Increase
				Excluding Effect
	Three Months Ended			of Currency
Revenues by Geography (e)	Dec. 31, 2011	Jan. 1, 2011	Increase	Translation (c,d)

North America	$45,458	$35,151	$10,307	$10,722
Europe	29,879	22,998	6,881	7,046
China	18,747	12,339	6,408	5,499
South America	2,396	2,317	79	226
Australia	485	451	34	22

	$96,965	$73,256	$23,709	$23,515

				Increase
				Excluding Effect
	Twelve Months Ended			of Currency
	Dec. 31, 2011	Jan. 1, 2011	Increase	Translation (c,d)

North America	$157,747	$138,339	$19,408	$18,766
Europe	104,927	85,474	19,453	14,138
China	61,929	37,087	24,842	21,663
South America	8,401	7,152	1,249	918
Australia	2,456	1,977	479	195

	$335,460	$270,029	$65,431	$55,680

				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Sequential Revenues by Geography (e)	Dec. 31, 2011	Oct. 1, 2011	(Decrease)	Translation (c,d)

North America	$45,458	$34,875	$10,583	$11,188
Europe	29,879	28,497	1,382	1,909
China	18,747	18,716	31	(161)
South America	2,396	1,741	655	688
Australia	485	529	(44)	(24)

	$96,965	$84,358	$12,607	$13,600

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	Three Months Ended		Twelve Months Ended
Business Segment Information	Dec. 31, 2011	Jan. 1, 2011	Dec. 31, 2011	Jan. 1, 2011

Gross Profit Margin:
Papermaking Systems	38.3%	42.4%	43.1%	43.8%
Fiber-based Products	49.9%	41.8%	50.2%	45.8%

	38.6%	42.4%	43.3%	43.9%

Operating Income:
Papermaking Systems	$12,526	$9,981	$50,869	$37,281
Corporate and Fiber-based Products	(3,411)	(3,274)	(12,159)	(12,332)

	$9,115	$6,707	$38,710	$24,949

Adjusted Operating Income (d,f):
Papermaking Systems	$12,934	$10,047	$48,995	$36,276
Corporate and Fiber-based Products	(3,411)	(3,274)	(12,159)	(12,332)

	$9,523	$6,773	$36,836	$23,944

Bookings from Continuing Operations:
Papermaking Systems	$75,181	$97,037	$334,978	$293,749
Fiber-based Products	3,487	2,799	10,599	8,932

	$78,668	$99,836	$345,577	$302,681

Capital Expenditures from Continuing Operations:
Papermaking Systems	$2,470	$1,312	$7,751	$3,022
Corporate and Fiber-based Products	87	61	279	386

	$2,557	$1,373	$8,030	$3,408

	Three Months Ended		Twelve Months Ended
Cash Flow and Other Data from Continuing Operations	Dec. 31, 2011	Jan. 1, 2011	Dec. 31, 2011	Jan. 1, 2011

Cash Provided by Operations	$14,863	$13,843	$34,362	$28,263
Depreciation and Amortization Expense	1,989	1,947	7,936	7,228

Balance Sheet Data			Dec. 31, 2011	Jan. 1, 2011

Assets
Cash and Cash Equivalents			$46,950	$61,805
Restricted Cash			700	-
Accounts Receivable, net			59,492	49,897
Inventories			50,527	41,628
Unbilled Contract Costs and Fees			3,244	875
Other Current Assets			13,378	9,402
Property, Plant and Equipment, net			40,095	36,911
Intangible Assets			29,053	26,793
Goodwill			105,959	97,988
Other Assets			9,000	11,473

			$358,398	$336,772
Liabilities and Shareholders' Investment
Accounts Payable			$28,624	$23,756
Short- and Long-term Debt			12,250	22,750
Other Liabilities			93,894	82,965

Total Liabilities			$134,768	$129,471
Shareholders' Investment			$223,630	$207,301

			$358,398	$336,772

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Adjusted Operating Income and Adjusted EBITDA	Three Months Ended		Twelve Months Ended
Reconciliation	Dec. 31, 2011	Jan. 1, 2011	Dec. 31, 2011	Jan. 1, 2011

Consolidated
Net Income Attributable to Kadant	$11,832	$5,179	$33,575	$18,507
Net Income Attributable to Noncontrolling Interest	28	89	274	241
(Income) Loss from Discontinued Operation, Net of Tax (b)	(1,156)	(112)	9	(98)
Income Tax (Benefit) Provision	(1,689)	1,334	4,285	5,198
Interest Expense, net	100	217	567	1,101
Restructuring costs and other income, net (a)	408	66	(1,874)	(1,005)

Adjusted Operating Income (d)	9,523	6,773	36,836	23,944
Depreciation and Amortization	1,989	1,947	7,936	7,228

Adjusted EBITDA (d)	$11,512	$8,720	$44,772	$31,172

Papermaking Systems
Operating Income	$12,526	$9,981	$50,869	$37,281
Restructuring costs and other income, net (a)	408	66	(1,874)	(1,005)

Adjusted Operating Income (d)	12,934	10,047	48,995	36,276
Depreciation and Amortization	1,866	1,820	7,455	6,750

Adjusted EBITDA (d)	$14,800	$11,867	$56,450	$43,026

Corporate and Fiber-based Products
Operating Loss	$(3,411)	$(3,274)	$(12,159)	$(12,332)
Depreciation and Amortization	123	127	481	478

Adjusted EBITDA (d)	$(3,288)	$(3,147)	$(11,678)	$(11,854)

(a)	Includes restructuring costs of $408 and $66 in the three-month periods ended December 31, 2011 and January 1, 2011, respectively. Includes a gain from the sale of assets of $2,282, offset by restructuring costs of $408 in the twelve-month period ended December 31, 2011. Includes gains from the sale of assets and pension curtailment of $1,252, offset by restructuring costs of $247 in the twelve-month period ended January 1, 2011.

(b)	Includes tax benefits of $1,282 and $157 in the three-month periods ended December 31, 2011 and January 1, 2011, respectively, and $1,511 and $164 in the twelve-month periods ended December 31, 2011 and January 1, 2011, respectively.

(c)	Represents the increase (decrease) resulting from the conversion of current period amounts reported in local currencies into U.S. dollars at the exchange rate of the prior period compared to the U.S. dollar amount reported in the prior period.

(d)	Represents a non-GAAP financial measure.

(e)	Geographic revenues data is attributed to regions based on selling locations. For North America and China, this usually approximates revenues based on where the equipment is shipped to and installed. Our European geographic data, however, includes revenues shipped to and installed outside of Europe, including South America, Africa, the Middle East, and certain countries in Asia (excluding China).

(f)	See reconciliation to the most directly comparable GAAP financial measure under "Adjusted Operating Income and
Adjusted EBITDA Reconciliation."

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About Kadant

         Kadant Inc. is a leading supplier to the global pulp and paper industry. Our stock-preparation, fluid-handling, doctoring, and water-management equipment and systems are designed to increase efficiency and improve quality in pulp and paper production. Many of our products, particularly in our fluid-handling product line, are also used to optimize production in other process industries. In addition, we produce granules from papermaking byproducts for agricultural and lawn and garden applications. Kadant is based in Westford, Massachusetts, with revenues of $335 million in 2011 and 1,700 employees in 17 countries worldwide. For more information, visit www.kadant.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our expected future financial and operating performance, demand for our products, and economic and industry outlook. Our actual results may differ materially from these forward-looking statements as a result of various important factors, including those set forth under the heading “Risk Factors” in Kadant’s quarterly report on Form 10-Q for the period ended October 1, 2011. These include risks and uncertainties relating to our dependence on the pulp and paper industry; significance of sales and operation of manufacturing facilities in China; our ability to expand capacity in China to meet demand; commodity and component price increases or shortages; international sales and operations; competition; soundness of suppliers and customers; our effective tax rate; future restructurings; soundness of financial institutions; our debt obligations; restrictions in our credit agreement; litigation and warranty costs related to our discontinued operation and the court approval of the recently filed settlement; our acquisition strategy; protection of patents and proprietary rights; failure of our information systems or breaches of data security; fluctuations in our share price; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
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